Exhibit 99.1
Red Lion Reports Fourth Quarter and Full-Year 2007 Results
Strong EBITDA increase, RevPAR for owned and leased hotels up 8.6% in Quarter
SPOKANE, WA, February 13, 2008 — Red Lion Hotels Corporation (NYSE: RLH) today announced its fourth quarter and full-year results for the year ended December 31, 2007. The Company completed a successful 2007, with continued growth in RevPAR and EBITDA. Summary results from the three month and full-year period follow:

	Fourth Quarter			Full Year
($ in thousands, except per share)	2007	2006	% change	2007	2006	% change

Total revenue, as reported	$44,074	$39,492	11.6%	$186,893	$170,368	9.7%

Continuing operations before 2006 special items: (1)

EBITDA	$4,715	$3,794	24.3%	$33,138	$26,875	23.3%

Net income (loss)	$(1,097)	$(1,413)	nm	$5,231	$2,236	133.9%

Earnings (loss) per share — diluted	$(0.06)	$(0.07)	nm	$0.27	$0.14	92.9%

Continuing operations as reported:

EBITDA	$4,715	$4,271	10.4%	$33,138	$22,602	46.6%

Net income (loss)	$(1,097)	$(1,105)	nm	$5,231	$(520)	nm

Earnings (loss) per share — diluted	$(0.06)	$(0.06)	nm	$0.27	$(0.03)	nm

Total earnings (loss) per share — diluted, as reported	$(0.07)	$(0.06)	nm	$0.32	$(0.03)	nm

[1]	Excludes certain gains and expenses on the extinguishment of debt and the gain on the disposition of our real estate management business, all in 2006, net of their impact on income taxes. A schedule of the Disclosure of 2006 Special Items is included with this release.
In addition, key hotel operating metrics, on a comparable basis, and hotel operating margins for the fourth quarter and year are highlighted below for owned and leased hotels:

	Fourth Quarter			Full Year
	2007	2006	% change	2007	2006	% change
RevPAR (revenue per available room)	$45.07	$41.51	8.6%	$55.33	$49.29	12.3%

ADR (average daily rate)	$84.25	$80.65	4.5%	$88.64	$83.14	6.6%

Occupancy	53.5%	51.5%	+200bp	62.4%	59.3%	+310bp

Hotel Direct Operating Margin	15.7%	13.6%	+205bp	23.3%	20.8%	+250bp
As previously announced, Anupam Narayan has been named President and Chief Executive Officer following the retirement of Arthur Coffey, the company’s former President and CEO. Mr Narayan was formerly Red Lion’s Chief Investment and Financial Officer.
Mr. Narayan, commenting on the fourth quarter and full year results, said, “We were able to drive solid performance in the fourth quarter through strong RevPAR increases which led to significant growth in EBITDA and hotel operating margin. We are pleased to see continuing rate and occupancy increases from our enhanced brand, systems and service training at our revitalized properties. We also realized a substantial EBITDA increase in our Entertainment division during the quarter from the presentation of Walt Disney’s The Lion King in Honolulu.”
Mr. Narayan continued, “2007 was an excellent year for Red Lion as we succeeded in achieving our goals in RevPAR, margins and EBITDA, while repositioning and strengthening our brand. Our acquisition of the Anaheim hotel is an example of the execution of our long-term growth strategy of acquiring properties in key hub cities in the U.S. We believe the turmoil in the capital markets has created a favorable environment for strategic buyers with strong balance sheets. Our commitments to our core business and our strong balance sheet have positioned us well to execute on our plan in a challenging market.”
Fourth Quarter Results
Red Lion’s total revenue during the fourth quarter was $44.1 million, up 11.6% from the prior-year period. Revenue from hotels was $36.9 million, up 3.7% from the fourth quarter of 2006, driven by an 8.6% increase in RevPAR at owned and leased hotels. Hotel direct operating profit increased 19.4% to $5.8 million from the prior-year period, a 205 basis point increase to 15.7% versus 13.6% in 2006. Fourth quarter 2007 results included no revenue from the Red Lion Hotel Sacramento, compared to three months of revenue in the prior-year period. In addition, fourth quarter 2007 contained two and a half months revenue from the recently purchased Anaheim property, which was not in the prior-year period results. On a comparable property basis, hotel revenue increased 6.0%.
The 8.6% RevPAR increase for owned and leased hotels in the fourth quarter 2007 was driven by a 4.5% increase in ADR and a 200 basis point increase in occupancy. System-wide, RevPAR increased 2.8% quarter on quarter, led by a 4.2% increase in ADR and partially offset by an 80 basis point decrease in occupancy. We believe the system-wide results were somewhat negatively impacted by renovations being conducted at franchised hotels to meet Red Lion’s enhanced brand standards.

Franchise and management revenue was $0.5 million, slightly down from the prior-year period due to the receipt of a franchise termination fee in the prior period and fewer franchisees. Entertainment revenue was $5.8 million, an increase of $3.4 million from the same quarter in 2006 primarily due to the successful 12-week presentation of Walt Disney’s The Lion King in Honolulu, Hawaii which will not be repeated in 2008.
EBITDA from continuing operations for the fourth quarter was $4.7 million, an increase of 24.3% excluding 2006 special items, while net loss from continuing operations was $1.1 million – an improvement of $0.3 million excluding 2006 special items. Loss per fully diluted share from continuing operations was $0.06, versus a loss of $0.07 per fully diluted share excluding 2006 special items.
Full Year 2007 Results
Red Lion’s total revenue for 2007 was $186.9 million, up 9.7% from full year 2006. Reported revenue from hotels was $166.2 million, up 7.3% from 2006, driven by a 12.3% increase in RevPAR at owned and leased hotels. For the full year 2007, hotel direct operating profit increased 20.2% to $38.7 million, and hotel direct operating margin saw a 250 basis point increase year-over-year to 23.3%. Full year 2007 results included the effect of the sublease and franchising of the Red Lion Hotel Sacramento in July 2007 (which resulted in Sacramento moving out of the hotel segment and into the franchise segment). In addition, 2007 results also included revenue from the acquisition of the Anaheim Maingate Hotel in October 2007. On a comparable property basis, hotel revenue increased 9.6%.
The 12.3% RevPAR increase for owned and leased hotels for 2007 was driven by a 6.6% increase in ADR and a 310 basis point increase in occupancy, as well as increases in rooms that were out of service for renovation in the first half of 2006. System-wide, RevPAR increased 7.6% year-over-year, led by a 5.9% increase in ADR and a 100 basis point increase in occupancy.
Franchise and management revenue was $2.8 million, down 3.4% from the prior year primarily due to non-recurring termination fees and fewer franchisees in the system paying royalties. Entertainment revenue was $14.8 million, an increase of 37.5% from 2006 due mainly to the $3.4 million increase in the fourth quarter of 2007 from the 12-week presentation of Walt Disney’s The Lion King.
EBITDA from continuing operations for 2007 was $33.1 million, an increase of 23.3% from 2006 excluding 2006 special items, while net income from continuing operations was $5.2 million, a $3 million increase from the previous year excluding 2006 special items. Earnings per fully diluted share increased to $0.27 from $0.14 per share excluding 2006 special items.
Outlook for 2008
The company is initiating the following guidance for 2008:
•	2008 RevPAR growth for company owned and leased hotels in the range of 3-6%.

•	2008 direct hotel operating margins to improve between 50 and 100 basis points from 2007.

•	EBITDA from continuing operations to be in the range of $34 to $36 million, up 3-9% from the previous year.

The company expects to take a charge of approximately $4 million for separation costs related to the retirement of its former President and CEO, Arthur Coffey. Red Lion’s 2008 EBITDA guidance does not include the impact of this charge.
Red Lion Anaheim Update
The company has completed design work for the renovation of its recently acquired Anaheim hotel and will begin work on guest rooms in the second quarter of this year. As previously mentioned, the company does not expect the hotel to fully cover the lease payments in 2008 with the majority of this shortfall coming in the first half of the year while its rooms are under renovation.
Share Repurchase
During the three months ended December 31, 2007, the company repurchased 924,200 shares for a total cost of $9.1 million. The remaining $0.9 million under the plan was used to buy 93,000 shares in January 2008, completing the $10 million program. As of January 31, 2008, the company had 18.2 million common shares outstanding.
Liquidity and Balance Sheet
As of December 31, 2007, the company had $17.2 million in cash and cash equivalents, and interest bearing debt obligations of $114.0 million – all of which are at fixed interest rates. The company continues to maintain a $50 million line of credit, which remains unused and is available to fund future acquisitions or other investments as market conditions warrant.
For 2008, the company is projecting capital expenditures of $16.7 million driven by ongoing maintenance and hotel improvement capital expenditures of $11.7 million and Anaheim renovation costs.
Conference Call Information
The Company will hold a conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) on February 14, 2008, to discuss the results for interested investors, analysts and portfolio managers. Management on the call will include President and CEO Anupam Narayan and John Taffin, Executive Vice President, Hotel Operations.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 288-8961. International callers should dial (612) 288-0337.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 3:00 p.m. PST on February 14, 2008, through March 31, 2008 at (800) 475-6701 or (320) 365-3844 (International) access code — 908979. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of December 31, 2007 the RLH hotel network was comprised of 53 hotels located in eight states and one Canadian province, with 9,388 rooms and 472,529 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2006 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
ICR Inc.
William Schmitt
(203) 682-8200

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended December 31,
	2007	2006	$ Change	% Change

Revenue:
Hotels	$36,909	$35,575	$1,334	3.7%
Franchise and management	483	788	(305)	-38.7%
Entertainment	5,820	2,414	3,406	141.1%
Other	862	715	147	20.6%

Total revenues	44,074	39,492	4,582	11.6%

Operating expenses:
Hotels	31,119	30,724	395	1.3%
Franchise and management	227	185	42	22.7%
Entertainment	4,834	2,047	2,787	136.2%
Other	635	430	205	47.7%
Depreciation and amortization	4,318	3,718	600	16.1%
Hotel facility and land lease	1,526	1,286	240	18.7%
Gain on asset dispositions, net	(10)	(195)	185	94.9%
Undistributed corporate expenses	1,330	1,430	(100)	-7.0%

Total expenses	43,979	39,625	4,354	11.0%

Operating income (loss)	95	(133)	228	171.4%

Other income (expense):
Interest expense	(2,301)	(2,428)	127	5.2%
Gain on early extinguishment of debt, net	—	477	(477)	-100.0%
Minority interest in partnerships, net	6	13	(7)	-53.8%
Other income, net	296	196	100	51.0%

Loss from continuing operations before income taxes	(1,904)	(1,875)	(29)	-1.5%
Income tax benefit	(807)	(770)	(37)	-4.8%

Net loss from continuing operations	(1,097)	(1,105)	8	0.7%

Discontinued operations:
Loss from operations of discontinued business units, net of income tax expense of $55 in 2006	—	(100)	100	-100.0%
Net gain (loss) on disposal of discontinued business units, net of income tax benefit (expense) of $82 and $(39)	(150)	70	(220)	314.3%

Loss from discontinued operations	(150)	(30)	(120)	400.0%

Net loss	$(1,247)	$(1,135)	$(112)	9.9%

EBITDA (1)	$4,482	$4,331	$151	3.5%
EBITDA as a percentage of revenues (2)	10.2%	10.8%

EBITDA from continuing operations (1)	$4,715	$4,271	$444	10.4%
EBITDA from continuing operations (2) as a percentage of revenues	10.7%	10.8%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income (loss) as defined by generally accepted accounting principles in the United States (“GAAP”) and such information should not be considered as an alternative to net income (loss), cash flows from operations or any other measure of performance prescribed by GAAP. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $44,074,000 and $40,043,000 for the three months ended December 31, 2007 and 2006, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Year ended December 31,
	2007	2006	$ Change	% Change

Revenue:
Hotels	$166,168	$154,817	$11,351	7.3%
Franchise and management	2,756	2,853	(97)	-3.4%
Entertainment	14,839	10,791	4,048	37.5%
Other	3,130	1,907	1,223	64.1%

Total revenues	186,893	170,368	16,525	9.7%

Operating expenses:
Hotels	127,431	122,596	4,835	3.9%
Franchise and management	814	808	6	0.7%
Entertainment	12,812	9,109	3,703	40.7%
Other	2,037	1,866	171	9.2%
Depreciation and amortization	16,528	12,683	3,845	30.3%
Hotel facility and land lease	6,490	6,449	41	0.6%
Gain on asset dispositions, net	(437)	(1,705)	1,268	74.4%
Undistributed corporate expenses	5,840	5,254	586	11.2%

Total expenses	171,515	157,060	14,455	9.2%

Operating income	15,378	13,308	2,070	15.6%

Other income (expense):
Interest expense	(9,172)	(12,072)	2,900	24.0%
Expense of early extinguishment of debt, net	—	(5,266)	5,266	100.0%
Minority interest in partnerships, net	(34)	56	(90)	-160.7%
Other income, net	1,266	1,821	(555)	-30.5%

Income (loss) from continuing operations before income taxes	7,438	(2,153)	9,591	445.5%
Income tax (benefit) expense	2,207	(1,633)	3,840	235.2%

Net income (loss) from continuing operations	5,231	(520)	5,751	-1106.0%

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax benefit (expense) of $62 and $(43)	(113)	78	(191)	-244.9%
Net gain (loss) on disposal of discontinued business units, net of income tax (expense) benefit of $(513) and $73	932	(133)	1,065	800.8%

Income (loss) from discontinued operations	819	(55)	874	1589.1%

Net income (loss)	$6,050	$(575)	$6,625	-1152.2%

EBITDA (1)	$34,594	$23,133	$11,461	49.5%
EBITDA as a percentage of revenues (2)	18.4%	13.0%

EBITDA from continuing operations (1)	$33,138	$22,602	$10,536	46.6%
EBITDA from continuing operations (2) as a percentage of revenues	17.7%	13.3%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income (loss) as defined by generally accepted accounting principles in the United States (“GAAP”) and such information should not be considered as an alternative to net income (loss), cash flows from operations or any other measure of performance prescribed by GAAP. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $188,300,000 and $177,703,000 for the years ended December 31, 2007 and 2006, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share
(unaudited)
(shares in thousands)

	Three months ended December 31,
	2007	2006	$ Change

Earnings per share — basic and diluted: (1)
Net income from continuing operations	$(0.06)	$(0.06)	$(0.00)
Income from discontinued operations	(0.01)	—	(0.01)

Net income	$(0.07)	$(0.06)	$(0.01)

Weighted average shares — basic	18,963	19,114
Weighted average shares — diluted	18,963	19,114

	Year ended December 31,
	2007	2006	$ Change

Earnings per share — basic and diluted: (2)
Net income from continuing operations	$0.27	$(0.03)	$0.30
Income from discontinued operations	0.05	—	0.05

Net income	$0.32	$(0.03)	$0.35

Weighted average shares — basic	19,134	16,666
Weighted average shares — diluted	19,506	16,666

(1)	For the three months ended December 31, 2007 and 2006, all of the 1,276,534 and 1,256,874 options to purchase common shares outstanding as of those dates, respectively, were considered anti-dilutive due to the loss for the periods and excluded from the calculation of earnings per share. Likewise as of those dates, all of the 44,837 and 142,664 operating partnership (“OP”) units then outstanding, respectively, and all of the 36,169 and 25,803 units of outstanding but unissued restricted stock as of both periods was considered anti-dilutive for the same reason.

(2)	For the year ended December 31, 2007, 290,570 of the 1,276,534 options to purchase common shares outstanding as of that date were considered dilutive. Also for 2007, all of the 44,837 convertible operating partnership (“OP”) units and all of the 36,169 units of outstanding but unissued shares of restricted stock were considered dilutive. For the year ended December 31, 2006, all of the 1,256,874 options to purchase common shares then outstanding were considered anti-dilutive due to the loss for the period and excluded from the calculation of earnings per share. Likewise, as of that date, all of the then outstanding 142,664 OP units and all of the 25,803 units of outstanding but unissued restricted stock were considered anti-dilutive for the same reason.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	December 31	December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$15,044	$13,262
Investments	—	7,635
Restricted cash	4,439	2,756
Accounts receivable, net	10,330	9,309
Inventories	1,416	1,523
Prepaid expenses and other	3,352	3,907
Assets of discontinued operations	—	14,539

Total current assets	34,581	52,931

Property and equipment, net	260,574	250,575
Goodwill	28,042	28,042
Intangible assets, net	11,582	12,097
Other assets, net	9,730	7,793

Total assets	$344,509	$351,438

Liabilities:
Current liabilities:
Accounts payable	$4,189	$8,732
Accrued payroll and related benefits	6,166	6,058
Accrued interest payable	356	422
Advance deposits	345	315
Other accrued expenses	10,419	10,381
Long-term debt, due within one year	5,547	2,267
Liabilities of discontinued operations	—	4,112

Total current liabilities	27,022	32,287

Long-term debt, due after one year	77,673	83,005
Deferred income	9,169	7,017
Deferred income taxes	17,294	14,259
Minority interest in partnerships	31	254
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	162,014	167,647

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 18,312,756 and 19,118,692 shares issued and outstanding	183	191
Additional paid-in capital, common stock	140,553	147,891
Retained earnings	41,759	35,709

Total stockholders’ equity	182,495	183,791

Total liabilities and stockholders’ equity	$344,509	$351,438

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Year ended December 31,
	2007	2006
Operating activities:
Net income (loss)	$6,050	$(575)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,556	13,108
Gain on disposition of property, equipment and other assets, net	(437)	(1,704)
(Gain) loss on disposition of discontinued operations, net	(1,445)	207
Expense of early extinguishment of debt, net	—	5,266
Deferred income tax provision	3,210	838
Minority interest in partnerships	34	(57)
Equity in investments	(40)	(152)
Imputed interest expense	212	—
Stock based compensation expense	901	700
Provision for doubtful accounts	53	334
Change in current assets and liabilities:
Restricted cash	(1,683)	1,047
Accounts receivable	(941)	(281)
Inventories	133	341
Prepaid expenses and other	714	(2,297)
Accounts payable	(4,889)	1,430
Accrued payroll and related benefits	88	50
Accrued interest payable	(87)	(241)
Other accrued expenses and advance deposits	2,801	948

Net cash provided by operating activities	21,230	18,962

Investing activities:
Purchases of property and equipment	(25,509)	(34,851)
Proceeds from disposition of property and equipment	22	34
Proceeds from disposition of discontinued operations	7,918	13,155
Proceeds from short-term liquid investments	7,635	7,165
Proceeds from (advances to) Red Lion Hotels Capital Trust	(17)	515
Non-current restricted cash for sublease tennant improvements, net	(2,151)	—
Other, net	(389)	(18)

Net cash used in investing activities	(12,491)	(14,000)

Financing activities:
Repayment of long-term debt including expense of early extinguishment	(2,479)	(48,179)
Borrowings on long-term debt	3,926	—
Common stock redeemed	(9,107)	—
Proceeds from common stock offering	—	60,420
Repayment of debentures including expense of early extinguishment	—	(17,403)
Proceeds from issuance of common stock under employee stock purchase plan	196	150
Proceeds from stock option exercises	489	708
Distributions to operating partnership unit holders	(8)	—
Additions to deferred financing costs	(31)	(943)

Net cash used in financing activities	(7,014)	(5,247)

Net change in cash from discontinued operations	57	14

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	1,782	(271)
Cash and cash equivalents at beginning of period	13,262	13,533

Cash and cash equivalents at end of period	$15,044	$13,262

Red Lion Hotels Corporation
Hotel Statistics
(unaudited)
System-wide Hotels as of December 31, 2007

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	30	5,456	279,684
Other Leased Hotel (6)	1	310	5,000
Managed Hotels (7)	1	254	36,000
Red Lion Franchised Hotels	21	3,368	151,845

Total	53	9,388	472,529

Total Red Lion Hotels	51	8,824	431,529
Comparable Hotel Statistics(1)

	Three months ended December 31, 2007			Three months ended December 31, 2006
	Average			Average
	Occupancy(2)	ADR(3)	RevPAR(4)	Occupancy(2)	ADR(3)	RevPAR(4)

Red Lion Hotels:
Owned and Leased Hotels	53.5%	$84.25	$45.07	51.5%	$80.65	$41.51
Franchised Hotels	49.1%	$73.10	$35.92	54.3%	$70.28	38.14

Total Red Lion Hotels	52.1%	$80.78	$42.05	52.4%	$77.10	40.40

System-wide (5)	52.2%	$81.89	$42.76	53.0%	$78.56	$41.60

Change from prior comparative period:
Red Lion Hotels:
Owned and Leased Hotels	2.0	4.5%	8.6%
Franchised Hotels	(5.2)	4.0%	-5.8%

Total Red Lion Hotels	(0.3)	4.8%	4.1%

System-wide (5)	(0.8)	4.2%	2.8%

	Year ended December 31, 2007			Year ended December 31, 2006
	Average			Average
	Occupancy(2)	ADR(3)	RevPAR(4)	Occupancy(2)	ADR(3)	RevPAR(4)

Red Lion Hotels:
Owned and Leased Hotels	62.4%	$88.64	$55.33	59.3%	$83.14	$49.29
Franchised Hotels	59.4%	$74.18	$44.09	62.1%	$71.31	44.26

Total Red Lion Hotels	61.5%	$84.05	$51.65	60.2%	$79.10	47.62

System-wide (5)	61.6%	$85.08	$52.40	60.6%	$80.31	$48.70

Change from prior comparative period:
Red Lion Hotels:
Owned and Leased Hotels	3.1	6.6%	12.3%
Franchised Hotels	(2.7)	4.0%	-0.4%

Total Red Lion Hotels	1.3	6.3%	8.5%

System-wide (5)	1.0	5.9%	7.6%

(1)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented.

(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(5)	Includes all hotels owned, leased, managed and franchised, presented on a comparable basis for hotel statistics. This includes one managed property not utilizing the Red Lion brand.

(6)	Represents a hotel acquired in the fourth quarter of 2007 that is being re-positioned as a Red Lion, but until that time has been flagged as an independent.

(7)	Subsequent to Decemebr 31, 2007 this hotel did not renew its agreement and left the system.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
During the year ended December 31, 2006, the Company recorded charges for the early extinguishment of debt totaling $5,786,000 in connection with the repayment of long-term debt, the retirement of certain debentures and the cancellation of a credit agreement. During the fourth quarter of 2006, the Company recorded a gain of $0.5 million from the early extinguishment of debt related to an incentive achieved for meeting development targets in connection with the renovation and expansion of a hotel. In addition, during the second quarter of 2006, the Company divested the real estate management business in a tax-free reorganization, resulting in a net gain of approximately $993,000. As a result, the operations as presented in the accompanying financial statements may not reflect a meaningful comparison of continuing operations between periods. The following table represents a reconciliation of certain earnings measures from continuing operations before special items to earnings from continuing operations after special items.

	Three months ended December 31, 2007			Three months ended December 31, 2006
	Net Income	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS
($ in thousands	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
except per share data)	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special item	$(1,097.00)	$4,715	$(0.06)	$(1,413.00)	$3,794	(0.07)

Special items:
Gain on early extinguishment of debt, net (1)	—	—	—	477	477	0.02
Income tax expense of special item (3)	—	—	—	(169)	—	(0.01)

Amount per consolidated statement of operations	(1,097)	$4,715	$(0.06)	$(1,105)	$4,271	$(0.06)

Change from the comparative period:
Amount before special item	22.4%	24.3%	-14.3%
Amount per consolidated statement of operations	0.7%	10.4%	0.0%

	Year ended December 31, 2007			Year ended December 31, 2006
	Net Income	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS
($ in thousands	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
except per share data)	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special items	$5,231	$33,138	$0.27	$2,236	$26,875	0.14

Special items:
Expense of early extinguishment of debt, net (1)	—	—	—	(5,266)	(5,266)	(0.32)
Gain on asset disposition -
Real Estate Management Business (2)	—	—	—	993	993	0.06
Income tax benefit of special items, net (3)	—	—	—	1,517	—	0.09

Amount per consolidated statement of operations	$5,231	$33,138	$0.27	$(520)	$22,602	$(0.03)

Change from the comparative period:
Amount before special items	133.9%	23.3%	92.9%
Amount per consolidated statement of operations	(4)	46.6%	(4)

(1)	Line item as presented on the accompanying consolidated statements of operations.

(2)	Amount as included in the line item “Gain on asset dispositions” on the accompanying consolidated statements of operations.

(3)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

(4)	Calculated percentage not meaningful.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income for the periods presented:

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
EBITDA from continuing operations	$4,715	$4,271	$33,138	$22,602
Income tax (expense) benefit — continuing operations	807	770	(2,207)	1,633
Interest expense — continuing operations	(2,301)	(2,428)	(9,172)	(12,072)
Depreciation and amortization — continuing operations	(4,318)	(3,718)	(16,528)	(12,683)

Net income (loss) from continuing operations	(1,097)	(1,105)	5,231	(520)
Income (loss) from discontinued operations	(150)	(30)	819	(55)

Net income	$(1,247)	$(1,135)	$6,050	$(575)

EBITDA	$4,482	$4,331	$34,594	$23,133
Income tax (expense) benefit	890	786	(2,658)	1,663
Interest expense	(2,301)	(2,426)	(9,331)	(12,263)
Depreciation and amortization	(4,318)	(3,826)	(16,555)	(13,108)

Net income (loss)	$(1,247)	$(1,135)	$6,050	$(575)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income (loss) and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income (loss), which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income (loss) or net income (loss) determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.